Exhibit 99.1

FOR:	AMREP Corporation

850 West Chester Pike, Suite 205

Havertown, PA 19083

CONTACT:	Adrienne M. Uleau

Vice President, Finance and Accounting

(610) 487-0907

AMREP REPORTS THIRD QUARTER FISCAL 2023 RESULTS

Havertown, Pennsylvania, March 13, 2023 – AMREP Corporation (NYSE:AXR) today reported net income of $16,574,000, or $3.12 per diluted share, for its 2023 fiscal third quarter ended January 31, 2023 compared to net income of $910,000, or $0.12 per diluted share, for the same period of the prior year. For the first nine months of 2023, AMREP had net income of $22,107,000, or $4.17 per diluted share, compared to net income of $5,873,000, or $0.80 per diluted share, for the same period of 2022. Revenues were $9,117,000 and $35,975,000 for the third quarter and first nine months of 2023 and $9,391,000 and $35,404,000 for the third quarter and first nine months of 2022.

During the third quarter of 2023, AMREP recognized a non-cash pre-tax pension settlement expense of $2,336,000 as a result of its defined benefit pension plan paying certain lump sum payouts of pension benefits to former employees and a non-cash income tax benefit of $16,071,000 as a result of a worthless stock deduction related to its former fulfillment services business.

More information about the Company’s financial performance may be found in AMREP Corporation’s financial statements on Form 10-Q which have today been filed with the Securities and Exchange Commission and will be available on AMREP’s website (www.amrepcorp.com/sec-filings/).

AMREP Corporation, through its subsidiaries, is a major holder of land, leading developer of real estate and award-winning homebuilder in New Mexico.

FINANCIAL HIGHLIGHTS

	Three Months Ended January 31,
	2023	2022
Revenues	$9,117,000	$9,391,000
Net income	$16,574,000	$910,000
Income per share – basic	$3.14	$0.12
Income per share – diluted	$3.12	$0.12
Weighted average number of common shares outstanding – basic	5,284,000	7,363,000
Weighted average number of common shares outstanding – diluted	5,310,000	7,385,000

	Nine Months Ended January 31,
	2023	2022
Revenues	$35,975,000	$35,404,000
Net income	$22,107,000	$5,873,000
Income per share – basic	$4.19	$0.80
Income per share – diluted	$4.17	$0.80
Weighted average number of common shares outstanding – basic	5,280,000	7,357,000
Weighted average number of common shares outstanding – diluted	5,304,000	7,380,000